Exhibit 99.4

China Wind Systems, Inc. Announces Approval for One-for-Three Reverse Stock Split

Press Release
Source: China Wind Systems, Inc.
On Monday August 17, 2009, 7:00 am EDT

WUXI, China, Aug. 17 /PRNewswire-Asia-FirstCall/ -- China Wind Systems, Inc. (OTC Bulletin Board: CWSI - News; "China Wind Systems" or the "Company"), a leading supplier of forged products and industrial equipment to the wind power and other industries in China, announced today that its board of directors approved a one-for-three reverse stock split of the Company's common stock and that the holders of a majority of the Company's outstanding stock have consented to the reverse split.

The reverse split will become effective following completion of the necessary filings and approvals, which the Company expects by late September 2009. The Company currently has approximately 46.0 million shares of common stock outstanding. After the reverse split becomes effective, the Company will have approximately 15.3 million shares outstanding.

"We have chosen to pursue a reverse stock split as a strategic step to position the Company to list our common stock on a major U.S. stock exchange and thereby increase our visibility and grow our institutional shareholder base," Mr. Jianhua Wu, Chairman and CEO of China Wind Systems, Inc., said. "We anticipate that the reverse split, along with other steps that we are taking, will enable us to meet the criteria for such a listing."

About China Wind Systems, Inc.

China Wind Systems supplies forged rolled rings to the wind power and other industries and industrial equipment to the textile and energy industries in China. With its newly finished state-of-the-art production facility, the Company is expected soon to significantly increase its shipment of high- precision rolled rings and other essential components primarily to the wind power and other industries. For more information on the Company, visit http://www.chinawindsystems.com .. Information on the Company's Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http://www.sec.gov ). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

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    For more information, please contact:

    Company Contact:
     Mr. Leo Wang
     Chief Financial Officer
     China Wind Systems, Inc.
     Tel:     +1-877-224-6696 x705
     Email:   leo.wang@chinawindsystems.com
     Website: http://www.chinawindsystems.com

    Investor Relations Contact:
     Mr. Crocker Coulson
     President
     CCG Investor Relations
     Tel:     +1-646-213-1915 (NY Office)
     Email:   crocker.coulson@ccgir.com
     Website: http://www.ccgirasia.com

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